Exhibit 10.17

SEPARATION AND RELEASE OF CLAIMS AGREEMENT

THIS SEPARATION AND RELEASE OF CLAIMS AGREEMENT (this “Agreement”) is dated as of April 28, 2014 (the “Execution Date”), by and between Green Energy Management Services Holdings, Inc., a Delaware corporation (the “Company”), on behalf of itself, its subsidiaries and other corporate affiliates and each of their respective employees, officers, directors, owners, shareholders and agents (collectively referred to herein as, the “Employer Group”), and John Tabacco (the “Executive”). The Company and the Executive are sometimes collectively referred to herein as the “Parties.”

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are acknowledged, the Company and the Executive hereby agree as follows:

1.           The Executive’s Separation. (a) The Executive’s employment with, and membership on the board of directors of, the Company will terminate effective as of the business day immediately following the date that the Company files its Annual Report on Form 10-K for the fiscal year ended December 31, 2013 with the Securities and Exchange Commission (the “Separation Date”). After the Separation Date, the Executive will not represent himself as being an employee, officer or a director of the Company for any purpose. Except as otherwise set forth in this Agreement, the Separation Date will be the employment and directorship termination date for the Executive for all purposes, meaning the Executive will no longer be entitled to any further compensation, monies or other benefits from the Company, including coverage under any benefits plans or programs sponsored by the Company. The Executive hereby resigns, effective as of the Separation Date, all positions, titles, duties, authorities and responsibilities with, arising out of or relating to his employment with, or as a member of the board of directors of, the Company and any subsidiaries and affiliates and agrees to execute any and all additional documents and take such further steps as may be required to effectuate such resignation.

(b)         The Executive shall provide his resignation (attached hereto as Exhibit A) on the date hereof which shall become automatically effective as of 9:00am EST on the Separation Date (the “Effective Time”).

2.           Certain Consideration. The Executive acknowledges that he will receive through and including the Separation Date, less applicable withholdings, solely the Consideration set forth on Exhibit B attached hereto (the “Consideration”), in consideration for the Executive’s execution, non-revocation of, and compliance with this Agreement, including the Company Release (as defined below in Section 3(a)(i)). The Executive further acknowledges no entitlement to any additional payments, benefits or consideration not specifically referenced herein and shall receive no compensation, benefits or any other consideration for his service on the board of directors of the Company through and including the Separation Date.

3.           Release.

(a)         (i)         For and in consideration of the receipt of the Consideration and promises set forth in this Agreement, the Executive, for the Executive, the Executive’s marital community and children, the Executive’s heirs, beneficiaries, devisees, executors, administrators, attorneys, personal representatives, successors and assigns, hereby forever releases and discharges the Company and any of its divisions, affiliates, subsidiaries, parents, predecessors, successors, assigns, and, with respect to such entities, their officers, directors, managers, members, employees, agents, stockholders, administrators, general or limited partners, representatives, attorneys, insurers and fiduciaries, past, present and future (collectively, the “Company Released Parties”) from any and all claims of any kind arising out of, or related to, his employment and separation from employment with the Company, its affiliates and subsidiaries (collectively, with the Company, the “Affiliated Entities”), which the Executive now has or may have against the Company Released Parties, whether known or unknown to the Executive, and whether vicarious, derivative, or direct (the “Company Release”). Such released claims include, without limitation, any and all claims arising under federal, state or local laws pertaining to employment, including, without limitation, Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. Section 2000e et seq., the Age Discrimination in Employment Act, 29 U.S.C. 621 et seq. (“ADEA”), the Older Workers Benefit Protection Act, the Fair Labor Standards Act, as amended, 29 U.S.C. Section 201 et seq., the Americans with Disabilities Act, as amended, 42 U.S.C. Section 12101 et seq., the Reconstruction Era Civil Rights Act, as amended, 42 U.S.C. Section 1981 et seq., the Rehabilitation Act of 1973, as amended, 29 U.S.C. Section 701 et seq., the Family and Medical Leave Act of 1992, 29 U.S.C. Section 2601 et seq., and any and all other federal, state or local laws regarding employment discrimination and/or federal, state, or local laws of any type or description regarding employment, including, but not limited to, any claims arising from or derivative of the Executive’s employment and separation from employment with the Affiliated Entities, as well as any and all such claims under state contract or tort law, and including any claim for attorneys’ fees. Notwithstanding anything else herein to the contrary, this Section 3(a)(i) shall not affect and does not release: (x) any claims that cannot be waived by applicable law or (y) rights to indemnification or liability insurance coverage the Executive may have under the Certification of Incorporation and the Bylaws of the Company, or applicable law.

(ii)         For and in consideration of the Executive signing this Agreement, the Company and for its Company Released Parties, hereby forever releases and discharges the Executive, the Executive’s marital community and his children, heirs, beneficiaries, devisees, executors, administrators, attorneys, personal representatives, successors and assigns, (collectively, the “Executive Released Parties” and together with the Company Release Parties, the “Release Parties”) from any and all claims of any kind arising out of, or related to, the Executive’s employment and separation from employment with the Company, its affiliates and subsidiaries, which the Company now has or may have against the Executive Released Parties, whether known or unknown to the Company, and whether vicarious, derivative, or direct (the “Executive Release” and together with the Company Release, the “Release”). Such released claims include, without limitation, any and all claims arising from or derivative of the Executive’s employment and separation from employment with the Affiliated Entities, as well as any and all such claims under state contract or tort law, and including any claim for attorneys’ fees. Notwithstanding anything else herein to the contrary, this Section 3(a)(ii) shall not affect and does not release: (x) any claims that cannot be waived by applicable law or (y) any claims resulting from any conduct of the Executive which constitutes fraud. The Company reserves its right to enforce this Agreement.

(b)         Each of the Parties hereby represents that such Party has not filed or commenced any proceeding regarding the claims and matters discussed in Section 3(a).

(c)         For the purpose of implementing a full and complete release and discharge of the Released Parties, each Party expressly acknowledges that the Release is intended to include in its effect, without limitation, all claims or other matters described in Section 3(a) that such Party does not know or suspect to exist in its or his favor (as applicable) at the time of execution hereof or upon the termination of the Executive’s employment hereunder, and that the Release contemplates the extinguishment of any and all such claims or other such matters. The Released Parties who are not parties to this Agreement are third-party beneficiaries of the Release and are entitled to enforce its provisions.

(d)         The Executive warrants that no promise or inducement has been offered for the Company Release other than as set forth herein and that the Company Release is executed without reliance upon any other promises or representations, oral or written. Any modification of the Company Release must be made in writing and be signed by the Executive and the Company.

(e)          If any provision of the Release or compliance by the Executive or the Company with any provision of the Release constitutes a violation of any law, or is or becomes unenforceable or void, then such provision, to the extent only that it is in violation of law, unenforceable or void, will be deemed modified to the extent necessary so that it is no longer in violation of law, unenforceable or void, and such provision will be enforced to the fullest extent permitted by law. If such modification is not possible, such provision, to the extent that it is in violation of law, unenforceable or void, will be deemed severable from the remaining provisions of the Release, which provisions will remain binding on both the Executive and the Company. The Release is governed by, and construed and interpreted in accordance with the laws of the State of New York, without regard to principles of conflicts of law. The Release represents the entire understanding of the Parties with respect to the subject matter herein, and no oral representations have been made or relied upon by the Parties.

(f)          The Executive acknowledges and agrees that he forever waives any right to recover, and will not request or accept, anything of value from any of the Company Released Parties as compensation or damages growing out of, resulting from, or connected in any way with his employment or the ending of his employment with the Company, the employment practices of the Company, or with any other act, conduct, or omission of any of the Company Released Parties, other than as specifically set out in this Agreement, whether sought directly by him or by any administrative agency or other public authority, individual, or group of individuals on his behalf.

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4.           Further Promises, Undertakings, and Acknowledgements of the Executive.

(a)          Return of Company Property. As of the Separation Date, the Executive shall promptly return to David Selig, the Company’s Chief Financial Officer, on behalf of the Company, in good and working condition all property of the Company or any of the other Company Released Parties in his possession, custody, or control, including without limitation: (i) physical property, such as Company-provided equipment, computer and related equipment, credit card(s), key(s), or identification or access card(s) or badge(s); (ii) access codes or passwords to the Company’s information or security systems; and (iii) all Confidential Information (as defined below) and other physical or electronic documents concerning the business or operations of the Company or any of the other Company Released Parties.

(b)         Removal of Personal Property. The Executive acknowledges that he will have removed all of his personal property from the Company’s offices as of the Separation Date.

(c)          Confidentiality.

(i)         The Executive understands and acknowledges that during the course of his employment by the Company, he had access to and learned about confidential, secret and proprietary documents, materials and other information, in tangible and intangible form, of and relating to the Employer Group and its businesses and existing and prospective customers, suppliers, investors and other associated third parties (collectively, “Confidential Information”). The Executive further understands and acknowledges that this Confidential Information and the Company’s ability to reserve it for the exclusive knowledge and use of the Employer Group is of great competitive importance and commercial value to the Company, and that improper use or disclosure of the Confidential Information by the Executive might cause the Company to incur financial costs, loss of business advantage, liability under confidentiality agreements with third parties, civil damages and criminal penalties.

(ii)        For purposes of this Agreement, the term “Confidential Information” includes, but is not limited to, all information not generally known to the public, in spoken, printed, electronic or any other form or medium, relating directly or indirectly to: business processes, practices, methods, policies, plans, publications, documents, research, operations, services, strategies, techniques, agreements, contracts, terms of agreements, transactions, potential transactions, negotiations, pending negotiations, know-how, trade secrets, computer programs, computer software, applications, operating systems, software design, web design, work-in-process, databases, manuals, records, articles, systems, material, sources of material, supplier information, vendor information, financial information, results, accounting information, accounting records, legal information, marketing information, advertising information, pricing information, credit information, design information, payroll information, staffing information, personnel information, employee lists, supplier lists, vendor lists, developments, reports, internal controls, security procedures, graphics, drawings, sketches, market studies, sales information, revenue, costs, formulae, notes, communications, algorithms, product plans, designs, styles, models, ideas, audiovisual programs, inventions, unpublished patent applications, original works of authorship, discoveries, experimental processes, experimental results, specifications, customer information, customer lists, client information, client lists, manufacturing information, factory lists, distributor lists, and buyer lists of the Employer Group or its businesses or any existing or prospective customer, supplier, investor or other associated third party, or of any other person or entity that has entrusted information to the Company in confidence.

(iii)       The Executive understands that the above list is not exhaustive, and that Confidential Information also includes other information that is marked or otherwise identified as confidential or proprietary, or that would otherwise appear to a reasonable person to be confidential or proprietary in the context and circumstances in which the information is known or used.

(iv)       The Executive understands and agrees that Confidential Information developed by him in the course of his employment by the Company is subject to the terms and conditions of this Agreement as if the Company furnished the same Confidential Information to the Executive in the first instance. Confidential Information shall not include information that is generally available to and known by the public at the time of disclosure to the Executive, provided that such disclosure is through no direct or indirect fault of the Executive or person(s) acting on the Executive’s behalf.

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(v)        Disclosure and Use Restrictions. The Executive agrees and covenants: (A) to treat all Confidential Information as strictly confidential; (B) not to directly or indirectly disclose, publish, communicate or make available Confidential Information, or allow it to be disclosed, published, communicated or made available, in whole or part, to any entity or person whatsoever; and (C) not to access or use any Confidential Information, and not to copy any documents, records, files, media or other resources containing any Confidential Information, or remove any such documents, records, files, media or other resources from the premises or control of the Employer Group, except as required in the performance of any of the Executive’s remaining authorized duties or with the prior consent of the company in each instance (and then, such disclosure shall be made only within the limits and to the extent of such duties or consent). Nothing herein shall be construed to prevent disclosure of Confidential Information (x) as may be required by applicable law or regulation, (y) pursuant to the valid order of a court of competent jurisdiction or an authorized government agency or (z) to the extent the Executive needs to disclose the Confidential Information in order to secure the opportunities for the Company discussed in Exhibit B attached hereto; provided that in the case of clause (x) and (y) the disclosure does not exceed the extent of disclosure required by such law, regulation or order; provided, further, that in the case of clause (z) only to the extent such disclosure is required by other parties to secure such opportunities. The Executive shall promptly provide written notice of any such required disclosure to the Company.

(vi)       Duration of Confidentiality Obligations. The Executive understands and acknowledges that his obligations under this Agreement with regard to any particular Confidential Information shall commence immediately and shall continue during and after his employment by the Company for ten (10) years from the Separation Date; provided, however, that the Executive’s obligations with respect to any trade secrets shall continue beyond ten (10) years for so long as such information remains a trade secret under applicable law.

(d)         Non-Disparagement.

(i)         The Executive agrees not to express any statements, written or verbal, or cause or encourage others to make any derogatory or damaging statements, written or verbal, that in any way interfere with their existing or prospective business relationships, or defame or disparage the personal or business reputation, practices or conduct of the Company, the Company Released Parties, the Affiliated Entities and any of their members, managers, directors, owners, employees, officers, family members, representatives and attorneys. Furthermore, the Executive will not represent himself as being an employee, officer, agent or representative or a director of the Company, its subsidiaries or product lines, for any purpose. The Executive understands and acknowledges that this Section 4(d) is a material inducement to the making of this Agreement and that he violates the terms of this Section 4(d), any unvested Warrants (as defined in Exhibit B) shall be immediately forfeited and the Company and the Employer Group will be entitled to pursue any other legal and equitable remedies, including without limitation, the right to recover damages (including but not limited to any amounts paid and/or owing under this Agreement) and to seek injunctive relief.

(ii)        This Section 4(e) does not, in any way, restrict or impede the Executive from complying with any applicable law or regulation or a valid order of a court of competent jurisdiction or an authorized government agency, provided that such compliance does not exceed that required by the law, regulation, or order. The Executive shall promptly provide written notice of any such order to the company.

5.           Knowing and Voluntary Acknowledgement. The Executive specifically agrees and acknowledges that: (a) the Executive has read this Agreement in its entirety and understands all of its terms, including the Company Release; (b) the Executive has been advised of and has availed himself of his right to consult with his attorney prior to executing this Agreement; (c) the Executive knowingly, freely and voluntarily assents to all of its terms and conditions including, without limitation, the waiver, release and covenants contained herein; (d) the Executive is executing this Agreement, including the waiver and release, in exchange for good and valuable consideration in addition to anything of value to which he is otherwise entitled; (e) the Executive is not waiving or releasing rights or claims that may arise after his execution of this Agreement; and that (f) the Company Release in this Agreement is being requested in connection with the cessation of his employment and directorship with the Company.

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6.           Restrictive Covenant Remedies. In the event of a breach or threatened breach by the Executive of any of the provisions of this Agreement, the Executive hereby consents and agrees that the Company shall be entitled to seek, in addition to other available remedies, a temporary or permanent injunction or other equitable relief against such breach or threatened breach from any court of competent jurisdiction, without the necessity of showing any actual damages or that money damages would not afford an adequate remedy, and without the necessity of posting any bond or other security. The aforementioned equitable relief shall be in addition to, not in lieu of, legal remedies, monetary damages or other available forms of relief. Furthermore, any breach of Sections 4(c) or 4(d) by the Executive, shall result in the immediate forfeiture of the Executive’s right, title and interest in and to all unvested Warrants.

7.           Non-Disparagement of the Executive. The Company agrees that, for a period of twenty-four (24) months from the Separation Date, it shall direct its executive officers and directors that, either on behalf of the Company or in their personal capacity, they will not make (a) any public statement that disparages or demeans the services, ability, business ethics or conduct of the Executive; or (b) any public comments or statements detrimental to the interests of the Executive other than in the course of lawful competition with the Executive or as otherwise permitted by law. This Section 7 does not, in any way, restrict or impede the Company or its executive officers and directors from complying with any applicable law or regulation or a valid order of a court of competent jurisdiction or an authorized government agency; provided that such compliance does not exceed that required by the law, regulation, or order.

8.           Successors and Assigns.

(a)         Assignment by the Company. The Company may assign this Agreement to any subsidiary or corporate affiliate in the Employer Group or otherwise, or to any successor or assign (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company. This Agreement shall inure to the benefit of the Employer Group and permitted successors and assigns.

(b)         No Assignment by the Executive. The Executive may not assign this Agreement or any part hereof. Any purported assignment by the Executive shall be null and void from the initial date of purported assignment.

9.           Governing Law; Jurisdiction; Venue; and Waiver of Jury Trial. This Agreement, for all purposes, shall be construed in accordance with the laws of the State of New York without regard to conflicts-of-law principles. Any action or proceeding by either of the Parties to enforce this Agreement shall be brought only in any state or federal court located in New Castle County, Delaware. The Parties hereby irrevocably submit to the exclusive jurisdiction of such courts and waive the defense of inconvenient forum to the maintenance of any such action or proceeding in such venue. The Parties irrevocably waive the right to trial by jury and agree not to ask for a jury in any such proceeding.

10.         Entire Agreement. Unless specifically provided herein, this Agreement, together with all of its exhibits, contains all the understandings and representations between the Executive and the Employer Group pertaining to the subject matter hereof and supersedes all prior and contemporaneous understandings, agreements, representations and warranties, both written and oral, with respect to such subject matter. The Parties mutually agree that the Agreement, together with all of its exhibits, can be specifically enforced in court and can be cited as evidence in legal proceedings alleging breach of the Agreement.

11.         Modification and Waiver. No provision of this Agreement may be amended or modified unless such amendment or modification is agreed to in writing and signed by the Executive and by a director of the Company designated by the board of directors of the Company as the authorized signatory for this Agreement. No waiver by either of the Parties of any breach by the other party hereto of any condition or provision of this Agreement to be performed by the other party hereto shall be deemed a waiver of any similar or dissimilar provision or condition at the same or any prior or subsequent time, nor shall the failure of or delay by either of the Parties in exercising any right, power or privilege hereunder operate as a waiver thereof to preclude any other or further exercise thereof or the exercise of any other such right, power or privilege.

12.         Severability. Should any provision of this Agreement be held by a court of competent jurisdiction to be enforceable only if modified, or if any portion of this Agreement shall be held as unenforceable and thus stricken, such holding shall not affect the validity of the remainder of this Agreement, the balance of which shall continue to be binding upon the Parties with any such modification to become a part hereof and treated as though originally set forth in this Agreement.

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The Parties further agree that any such court is expressly authorized to modify any such unenforceable provision of this Agreement in lieu of severing such unenforceable provision from this Agreement in its entirety, whether by rewriting the offending provision, deleting any or all of the offending provision, adding additional language to this Agreement or by making such other modifications as it deems warranted to carry out the intent and agreement of the Parties as embodied herein to the maximum extent permitted by law.

The Parties expressly agree that this Agreement as so modified by the court shall be binding upon and enforceable against each of them. In any event, should one or more of the provisions of this Agreement be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions hereof, and if such provision or provisions are not modified as provided above, this Agreement shall be construed as if such invalid, illegal or unenforceable provisions had not been set forth herein.

13.         Confidentiality. Except as provided with respect to each party’s respective directors, officers, principals, advisors, financing sources, co-investors and other related representatives, as set forth herein or except as may be required by law, each Party will not directly or indirectly publish, disseminate or otherwise disclose, deliver or make available to any person, entity or other third party, without the prior written consent of the other Party, any of the following information (a) this Agreement, (b) any discussions between the Parties relating to Executive’s prior and/or future role with the Company and (c) any discussions between the Parties relating to the existence of the Agreement or its terms.

14.         Captions. Captions and headings of the sections and paragraphs of this Agreement are intended solely for convenience and no provision of this Agreement is to be construed by reference to the caption or heading of any section or paragraph.

15.         Counterparts. This Agreement may be executed in one or more counterparts (which may be delivered by electronic transmission or via pdf, with the same effect as an original counterpart), each of which shall be deemed an original, but which together shall constitute a fully executed Agreement.

16.         Tolling. Should the Executive violate any of the terms of the restrictive covenant obligations articulated herein, the obligation at issue will run from the first date on which the Executive ceases to be in violation of such obligation.

17.         Attorneys’ Fees. Should the Executive breach any of the terms of the restrictive covenants obligations referenced herein, to the extent authorized by state law, the Executive will be responsible for payment of all reasonable attorneys’ fees and costs that the Company incurred in the course of enforcing the terms of the Agreement, including demonstrating the existence of a breach and any other contract enforcement efforts.

18.         Acknowledgment of Full Understanding. THE EMPLOYEE ACKNOWLEDGES AND AGREES THAT HE HAS FULLY READ, UNDERSTANDS AND VOLUNTARILY ENTERS INTO THIS AGREEMENT. THE EMPLOYEE ACKNOWLEDGES AND AGREES THAT HE HAS HAD AN OPPORTUNITY TO ASK QUESTIONS AND CONSULT WITH AN ATTORNEY OF HIS CHOICE BEFORE SIGNING THIS AGREEMENT. THE EMPLOYEE FURTHER ACKNOWLEDGES THAT HIS SIGNATURE BELOW IS AN AGREEMENT TO RELEASE THE COMPANY FROM ANY AND ALL CLAIMS.

[Signature Page Follows]

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IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Execution Date.

GREEN ENERGY MANAGEMENT SERVICES HOLDINGS, INC.

By:	/s/ Ronal Ulfers, Jr.
Name: Ronald Ulfers, Jr. Title: Authorized Signatory

EXECUTIVE

/s/ John Tabacco
Name: John Tabacco

Signature Page to the Separation and Release of Claims Agreement

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EXHIBIT A

April 28, 2014

Green Energy Management Services Holdings, Inc.

450 7th Ave, 39th Floor

New York, NY 10123

Attention: Board of Directors

Dear Members of the Board of Directors:

I would like to notify you of my intent to resign effective as of the Effective Time (as defined in the Separation and Release of Claims Agreement, dated as of the date hereof, by and between the undersigned and Green Energy Management Services Holdings, Inc. (the “Company”)) from all my positions as an officer, employee and a director of the Company and its subsidiaries.

My resignation is not due to any disagreements as to any matter relating to the Company’s operations, policies or practices or otherwise, between the Company and me relative to this decision.

Sincerely,

/s/ John Tabacco
John Tabacco

EXHIBIT B

In consideration for the Executive’s execution, non-revocation of, and compliance with the Agreement, including the Release, the Executive acknowledges that he will receive through and including the Separation Date, less applicable withholdings, solely the following consideration:

1.	Effective as of the Separation Date, the Executive shall receive warrants to purchase 2,000,000 restricted shares (collectively, the “Warrants”) of the Company’s common stock, $0.0001 par value per share (the “Common Stock”), at an exercise price of $0.05 per share; provided that the Warrants shall vest as provided herein. All warrants will be in the customary standard form. The Warrants shall be deposited into escrow with the Company’s counsel, Foley Shechter, LLP, attention Sasha Ablovatskiy, Esq., and shall be subject to vesting conditions as set forth below. Notwithstanding anything to the contrary in the Agreement, the maximum aggregate amount of Warrants that the Executive may receive under the Agreement shall not exceed 2,000,000.

2.	In the event the Executive is able to provide the Company by December 31, 2014 a non-binding letter of intent (the “LoI”) evidencing a potential opportunity for the Company to acquire, merge or otherwise combine with a target engaged in the business (and industry) of the type which the Company and the Executive are currently examining (the “Opportunity”), the first 1,000,000 Warrants shall fully vest and be released to the Executive; provided further that any such target must have a dual license to lawfully conduct all of the business activities of the type that the Company and the Executive are currently considering for such Opportunity (i.e., the target must have secured all necessary licenses, permits and consents to continue to conduct its business in the manner that it is being currently conducted).

3.	In the event the Company consummates the Opportunity pursuant to the LoI within six (6) months of the date of the LoI, the second 1,000,000 Warrants shall fully vest and be released to the Executive.

4.	If the Swiss Re opportunity that the Company and the Executive have discussed (the “Swiss Re Opportunity”) closes by the end of the third quarter 2014, resulting in the Company receiving a net profit of at least $35,000 from such opportunity, the second 1,000,000 Warrants shall fully vest and be released to the Executive when such profit is received by the Company.

5.	If Swiss Re Opportunity does not close by the end the third quarter 2014, then the Executive may present to the Company a lighting or a SP1000 opportunity resulting in the Company receiving a net profit of at least $35,000 from such opportunity by the end of the third quarter 2014. If and when the Company receives such net profit of at least $35,000 from such opportunity, the second 1,000,000 Warrants shall fully vest and be released to the Executive.

6.	The Company may enter in the future into one or more formal consulting agreements with the Executive for any other future opportunities on a deal by deal basis, with the terms of such agreements to be mutually agreed to between the Company and the Executive; provided that the Executive shall be entitled to receive a consulting fee equal to at least 10% of the net profits that the Company receives from any such deal. The Executive acknowledges that the Company’s acceptance of any such consulting agreement shall be subject to the approval of the board of directors of the Company.

7.	Executive will receive one final payment of $6,000 within one (1) business day of the later of (i) date of the Agreement and (ii) the date that the Company’s board of directors approves the Agreement.

AMENDMENT NO. 1 TO THE SEPARATION AND RELEASE OF CLAIMS AGREEMENT, DATED AS

OF APRIL 28, 2014 (THE “AGREEMENT”)

This Amendment No. 1 (this “Amendment”) to the Separation and Release of Claims Agreement, dated as of April 28, 2014 (the “Agreement”), is entered into by and between Green Energy Management Services Holdings, Inc., a Delaware corporation (the “Company”), and John Tabacco (the “Executive”). Unless otherwise defined herein, capitalized terms used in this Amendment shall have the meaning given to them in the Agreement.

NOW, THEREFORE, in consideration of the Parties continuing to have certain discussions related to the Company and its business and for other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the Parties agree as follows:

1.	The first sentence of Section 1(a) of the Agreement is amended to read as follows:

“The Executive’s employment with, and membership on the board of directors of, the Company will terminate effective as of Wednesday, May 21, 2014 (the “Separation Date”).”

2.	Section 1(b) of the Agreement is amended and restated to read as follows:

“The Executive shall provide his resignation (attached hereto as Exhibit A) on the date hereof which shall become automatically effective as of 5:30pm EST on the Separation Date (the “Effective Time”).”

IN WITNESS WHEREOF, this Amendment has been executed by the Company as of May 13, 2014.

GREEN ENERGY MANAGEMENT SERVICES HOLDINGS, INC.

By:	/s/ Ronald Ulfers, Jr.
Name:	Ronald Ulfers, Jr.
Title:	Authorized Signatory

ACCEPTED AND AGREED:

EXECUTIVE:

/s/ John Tabacco
Name: John Tabacco

AMENDMENT NO. 2 TO THE SEPARATION AND RELEASE OF CLAIMS AGREEMENT, DATED AS

OF APRIL 28, 2014

This Amendment No. 2 (this “Amendment”) to the Separation and Release of Claims Agreement, dated as of April 28, 2014, as amended on May 13, 2014 (as amended, the “Agreement”), is entered into by and between Green Energy Management Services Holdings, Inc., a Delaware corporation (the “Company”), and John Tabacco (the “Executive”). Unless otherwise defined herein, capitalized terms used in this Amendment shall have the meaning given to them in the Agreement.

NOW, THEREFORE, in consideration of the Parties continuing to have certain discussions related to the Company and its business and for other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the Parties agree as follows:

1.	The first sentence of Section 1(a) of the Agreement is amended to read as follows:

“The Executive’s employment with, and membership on the board of directors of, the Company will terminate effective as of Friday, May 23, 2014 (the “Separation Date”).”

2.	Section 1(b) of the Agreement is amended and restated to read as follows:

“The Executive shall provide his resignation (attached hereto as Exhibit A) on the date hereof which shall become automatically effective as of 7:30pm EST on the Separation Date (the “Effective Time”).”

IN WITNESS WHEREOF, this Amendment has been executed by the Company as of May 21, 2014.

GREEN ENERGY MANAGEMENT SERVICES HOLDINGS, INC.

By:	/s/ Ronald Ulfers, Jr.
Name:	Ronald Ulfers, Jr.
Title:	Authorized Signatory

ACCEPTED AND AGREED:

EXECUTIVE:

/s/ John Tabacco
Name: John Tabacco